UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 19, 2025

FLUENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37893	77-0688094
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Vesey Street, 9th Floor New York, New York	10282
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 669-7272

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0005 par value per share	FLNT	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01         Entry into a Material Definitive Agreement.

On August 19, 2025 (the “Effective Date”), Fluent, Inc. (the “Company”) entered into securities purchase agreements (the “Purchase Agreements”) with certain officers and/or directors of the Company (collectively, the “Inside Investors”), and the largest stockholder of the Company and other accredited investors (collectively, together with the Inside Investors, the “Purchasers”), pursuant to which the Company agreed to sell and the Purchasers agreed to purchase an aggregate of (i) 3,542,856 shares (the “Shares”) of the Company’s common stock, (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 2,328,571 shares of the Company’s common stock (the “Pre-Funded Warrant Shares”) and (iii) warrants (the “Common Stock Warrants” and together with the Pre-Funded Warrants, the “Warrants”) to purchase up to 5,871,427 shares (the “Common Stock Warrant Shares” and together with the Pre-Funded Warrant Shares, the “Warrant Shares”) of the Company’s common stock at a purchase price of (i) $1.75 per Share and accompanying Common Stock Warrant or (ii) $1.7495 per Pre-Funded Warrant and accompanying Common Stock Warrant  in a private placement for aggregate gross proceeds of approximately $10.3 million, before deducting placement agent fees and other offering expenses (the “Offering”). The Offering is expected to close on August 19, 2025. The Company intends to use the net proceeds from the Offering for working capital and general corporate purposes. The Shares, the Warrants and the Warrant Shares are hereinafter referred to as the “Securities.”

Each Common Stock Warrant is exercisable for a period of five and one-half years from the date of issuance and may be exercised six months and one day from the date of issuance at an exercise price of $2.21 per share, subject to adjustment. If, at any time after the issuance date of the Common Stock Warrants, a registration statement covering the resale of the Common Stock Warrant Shares is not effective, the holders may exercise the Common Stock Warrants by means of a cashless exercise. Each Pre-Funded Warrant will have an exercise price of $0.0005 per share of common stock, subject to adjustment, and will be immediately exercisable. Notwithstanding the foregoing, any Pre-Funded Warrant issued to Inside Investors will be immediately exercisable after Stockholder Approval (as defined in the Purchase Agreements) and will terminate when exercised in full. The Pre-Funded Warrants may be exercised by means of a cashless exercise. The Company is prohibited from effecting an exercise of the certain Warrants to the extent that, as a result of such exercise, the holder together with the holder’s affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of the Warrants, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99%.

Pursuant to the Purchase Agreements, subject to certain exceptions, for a period of 90 days after the Effectiveness Date (as defined below), the Company and its subsidiaries are prohibited from issuing, entering into any agreement to issue or announcing the issuance or proposed issuance of any shares of common stock or Common Stock Equivalents (as defined in the Purchase Agreements) or filing any registration statement or amendment or supplement thereto, in each case other than as contemplated by the Registration Rights Agreement (as defined below). In addition, subject to certain exceptions, until the earlier of (i) the one year anniversary of the Effectiveness Date and (ii) the date on which no Purchaser owns any Securities, the Company is prohibited from entering into a Variable Rate Transaction (as defined in the Purchase Agreements).

In connection with the Offering, on August 19, 2025, the Company entered into Support Agreements with the Inside Investors (the "Support Agreements"). Pursuant to the Support Agreements, the investors party thereto agreed to vote shares of the Company's common stock beneficially owned by them in favor of certain actions subject to Stockholder Approval (as defined in the Support Agreements) at any meeting of stockholders of the Company and to vote against or decline to consent to  any proposal or any other corporate action or agreement that would result in a breach by the Company of the Purchase Agreements or impede, delay or otherwise adversely affect the consummation of the transactions contemplated by the Purchase Agreements or any similar agreements entered into by the Company and the party stockholders in connection with the consummation of the transactions contemplated by the Purchase Agreements.

The Company will be obligated to use its reasonable best efforts to obtain Stockholder Approval in accordance with the rules of the Nasdaq Stock Market no later than the 60th calendar day after the closing date of the Offering (the “Stockholder Meeting Deadline”). If, despite the Company’s reasonable best efforts the Stockholder Approval is not obtained on or prior to the Stockholder Meeting Deadline, the Company is required to cause an additional stockholder meeting to be held within 60 days after the Stockholder Meeting Deadline (the “Extended Stockholder Approval Period”); provided that if the Company’s annual meeting of stockholders is to be held within such period, the Company may be permitted to seek the Stockholder Approval at such annual meeting of stockholders in lieu of such additional special meeting. If the Stockholder Approval is not obtained within the Extended Stockholder Approval Period, then the Company shall convene additional stockholder meetings every 60 days thereafter until the Stockholder Approval is obtained; provided that if the Company’s annual meeting of stockholders is to be held within such period, the Company may be permitted to seek the Stockholder Approval at such annual meeting of stockholders in lieu of any such additional special meetings.

In connection with the Offering, on the Effective Date, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Purchasers pursuant to which the Company shall prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement covering the Registrable Securities (as defined in the Registration Rights Agreement) on or prior to the date that is 30 calendar days following Effective Date (the “Filing Date”). The Company shall use its best efforts to cause the registration statement covering the Registrable Securities to be declared effective as promptly as practicable after the filing thereof, but in any event no later the 60th calendar day following the Effective Date (or in the event of a full review by the SEC, the 90th calendar day following the Effective Date) (the “Effectiveness Date”). If, among other things, the Company fails to file the registration statement by the Filing Date or fails to have such registration statement declared effective by the Effectiveness Date (the date on which such failure occurs, the “Event Date”), then on each such Event Date and on each monthly anniversary of each such Event Date until the applicable failure is cured, the Company shall pay to each Purchaser, in cash, a fee (the “Fee”) equal to 1% of the aggregate purchase price paid by such Purchaser; provided, however, that the Fee payable to a Purchaser shall not exceed 10% of the aggregate purchase price paid by such Purchaser.

The Benchmark Company, LLC, a StoneX Company (“Benchmark”), acted as sole placement agent in connection with the Offering. The Kestrel Merchant Partners group (“Kestrel”) at Benchmark was responsible for sourcing and executing the Offering.  An affiliate of Kestrel purchased Shares and Common Stock Warrants in the Offering on the same terms as the other Purchasers.

Pursuant to the terms of an engagement letter (the “Engagement Letter”) dated as of July 21, 2025 between the Company and Benchmark, the Company (i) will pay Benchmark a total cash fee equal to 7.0% of the aggregate gross proceeds of the Offering; provided, however, that the fee shall be equal to 3.0% for certain pre-existing investors of the Company, and (ii) will reimburse Benchmark for certain expenses.

The Securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and were offered and sold in reliance on the exemption from registration under the Securities Act afforded by Section 4(a)(2).

The representations, warranties and covenants contained in the Purchase Agreements were made solely for the benefit of the parties to the Purchase Agreements. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the parties to the Purchase Agreements and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Accordingly, the Purchase Agreements are included as exhibits with this filing only to provide investors with information regarding the terms of the transaction, and not to provide investors with any other factual information regarding the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreements, which subsequent information may or may not be fully reflected in public disclosures.

Item 3.02         Unregistered Sales of Equity Securities

Reference is made to the disclosure under Item 1.01 above with respect to the Securities which is hereby incorporated in this Item 3.02 by reference. The Securities were sold pursuant to the exemption from the registration requirements of the Securities Act available under Section 4(a)(2).

Item 8.01         Other Events

On August 19, 2025, the Company issued a press release announcing the Offering. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01         Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release dated August 19, 2025
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereinto duly authorized.

Fluent, Inc.

August 19, 2025	By:	/s/ Donald Patrick
	Name:	Donald Patrick
	Title:	Chief Executive Officer